Essential **Retail.** Smart **Locations.**

InvenTrust Properties

January 15, 2021


WHOLE FOODS MARKET
Harris Teeter

Letter to Stockholders

Dear Fellow Stockholder,

As we enter 2021, I want to wish you and your family continued good health and safety. InvenTrust ("IVT" or "the Company") has always fostered an active communication approach. During the pandemic, we have further increased our outreach to shareholders providing consistent updates on the Company's financial performance as well as market conditions and developments regarding the pandemic. To that end, InvenTrust would like to provide three additional announcements:

- An increase in InvenTrust's distribution rate;
- The publication of the Company's new estimated share value ("ESV"); and
- An update for shareholders in the queue to be repurchased through the suspended share repurchase program ("SRP").

Increase in Dividend Rate for Fifth Consecutive Year

InvenTrust is pleased to announce that starting April 2021, the Company's dividend rate will increase 3% to an annualized rate of $0.0782 per share. This is our fifth consecutive year of a three percent increase in our annual distribution rate. Unlike many retail REITs that reduced, or suspended, their distribution in 2020, InvenTrust has maintained the Company's distribution rate and continued to pay our dividend throughout the year. The Company's ability to pay our dividend and now increase our rate is driven by the essential nature of our portfolio and disciplined approach to balance sheet management.

For the January 15, 2021 distribution, each shareholder of record as of the close of business on December 30, 2020 will receive $0.019 per share for the fourth quarter distribution.

InvenTrust's New Estimated Share Value

On December 21, 2020, InvenTrust published our new estimated share value of $2.89. Duff & Phelps, LLC, an independent, third-party valuation firm completed a detailed valuation analysis of the Company's portfolio of assets and balance sheet as of December 1, 2020. From that analysis Duff & Phelps provided the Audit Committee of the Board a range of per share values ($2.76 to $3.03) for the Company. From that range, the InvenTrust Board selected the mid-point of $2.89.

As anticipated, the negative impact of the COVID-19 pandemic on the retail real estate industry contributed to the decline in InvenTrust's estimated share value. Despite the 8% decline in our estimated share value, the portfolio strategy to own essential retail in markets with strong demographics remains intact. The values of grocery-anchored centers in the markets where we operate have likely held up better than almost all other retail property types according to industry experts.

For additional insight into our 2020 estimated share value, a detailed explanation of the valuation method and process used to estimate the new per share value is provided in our Current Report on Form 8-K filed on December 21, 2020 with the SEC. You are encouraged to read the filing in its entirety available on our website at www.inventrustproperties.com. InvenTrust conducted a webcast discussing our new estimated share value on January 6, 2021. A replay of this webcast is available on the Company’s website. As a reminder, InvenTrust offers all shareholders the ability to receive paperless communications and alerts. To register, simply email investorrelations@inventrustproperties.com or call 855-377-0510. Update for Shareholders in the Repurchase Queue for the Suspended SRP With the continued suspension of the share repurchase program, many shareholders remain in the queue to have shares repurchased. InvenTrust believes, with the new, lower estimated share value, it is prudent for shareholders to re- enroll in any potential share repurchase presented by the Company in the future. For that reason, InvenTrust removed all accounts in the suspended share repurchase program queue scheduled to be repurchased. No other changes will occur to your account. For all shareholders not in the share repurchase program, your account was not affected in any way. The Board continues to periodically evaluate a potential reinstatement of the share repurchase program. To conclude, InvenTrust continues to believe that our business plan positions the Company to endure the pandemic and further provides an opportunity to pursue a final liquidity event when market conditions in retail real estate stabilize. If you have any questions about your investment, please call 855-377-0510 or send an email directly to InvenTrust at investorrelations@inventrustproperties.com. Sincerely, INVENTRUST PROPERTIES CORP. Thomas P. McGuinness President, CEO Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and involve known and unknown risks that are difficult to predict. For a discussion of factors that could materially affect the outcome of the Company’s forward-looking statements and our future results and financial condition, see the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. You are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information, future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If the Company updates one or more forward- looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward looking statements.